EXHIBIT G

                  UNITED STATES OF AMERICA
                         Before the
             SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-__________/File No. 70-______________


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     In the Matter of              :
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     ENTERGY LOUISIANA, Inc.       :
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NOTICE OF APPLICATION-DECLARATION REQUESTING APPROVAL FOR
PAYMENT OF DIVIDENDS OR REPURCHASES OF COMMON STOCK OUT OF
CAPITAL OR UNEARNED SURPLUS

     Entergy Louisiana, Inc. ("ELI"), 4809 Jefferson
Highway, Jefferson, Louisiana 70121, a wholly owned subsidiary of Entergy Corporation (Entergy"), 639 Loyola
Avenue, New Orleans, Louisiana 70113, a registered holding company, has filed an application-declaration pursuant to
Section 12(c) of the Act and Rules 42, 46, 53 and 54 thereunder.

     ELI made a tax accounting election in 2001 that is expected to provide a cash flow benefit to the company of approximately $700-$800 million during the fourth quarter of 2002. As of June 30, 2002, ELI had retained earnings of approximately $193 million. Subsequent to receipt of such additional cash, but prior to December 31, 2003, ELI proposes to make one or more dividend payments to Entergy from capital surplus or to repurchase up to 46,000,000 shares of its Common Stock from Entergy, provided that the aggregate of such dividends and Common Stock repurchases will not exceed $350 million (the "Transaction Limit"). ELI will pay book value ($7.75 per share at June 30, 2002) for each share of Common Stock that it repurchases.

     ELI represents that, upon effecting any of the proposed dividend payments or Common Stock repurchase transactions, its common equity capital will not fall below 30% of its total consolidated capitalization. ELI further represents that its cash position after any such payments will be sufficient to allow it to continue to meet its projected capital requirements and other obligations. Therefore, the proposed payments will not be detrimental to the financial integrity or working capital of ELI and will also be in the best interests of the public and Entergy, ELI's sole shareholder.

     ELI further states that certain Supplemental Indentures under ELI's April 1, 1944 Mortgage and Deed of Trust contain covenants (the "Dividend Covenants") generally limiting the aggregate amount of dividends/distributions on ELI's Common Stock and repurchases by ELI of its Common Stock to the sum of (a) the aggregate amount credited to earned surplus subsequent to the date of the applicable Supplemental Indenture, (b) a specific dollar amount set forth in the applicable Supplemental Indenture, and (c) "such additional amounts as shall be authorized or approved, upon application by [ELI], by the Securities and Exchange Commission, or by any successor commission thereto, under the Public Utility Holding Company Act of 1935." ELI anticipates that the aggregate amount of dividends or Common Stock purchases proposed herein will reduce the amount available to pay dividends under this covenant by a like amount.
Accordingly, ELI also requests that the Commission specifically authorize or approve "such additional amounts" of dividends or Common Stock purchases as may be necessary to implement the transactions proposed herein (up to the $350 million Transaction Limit) for purposes of each applicable Dividend Covenant.

     The application-declaration and any amendments thereto are available for the public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than ________________, 2002, to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicants-declarants at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.


                              [NAME OF SECRETARY]
                              [Secretary]